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                                RETAIL AGREEMENT


                                     BETWEEN

                        THE UNITED STATES POSTAL SERVICE

                                       AND

                           FEDERAL EXPRESS CORPORATION


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                                RETAIL AGREEMENT

THIS RETAIL AGREEMENT (this "AGREEMENT") is entered into as of January 10, 2001 between:

THE UNITED STATES POSTAL SERVICE, an independent establishment of the United States of America established pursuant to 39 United States Code Section 101 et seq., having an office at 475 L'Enfant Plaza S.W., Washington, D.C. 20260 ("USPS"), and

FEDERAL EXPRESS CORPORATION, a company organized and existing under the laws of Delaware, having an office at 3610 Hacks Cross Roads, Memphis, Tennessee 38125 (together with its Affiliate, "FEDEX" and together with USPS, the "PARTIES" and each individually, a "PARTY").

                                    PREAMBLE

WHEREAS, USPS owns and operates manned postal facilities, throughout the United States,

WHEREAS, customers of USPS may require packages to be delivered on the next day to locations not served by USPS Express Mail, or delivered the same day or the next morning, services that are not offered by USPS,

WHEREAS, FedEx desires to place its Drop Boxes at USPS retail facilities for the acceptance of FedEx Express shipments,

WHEREAS, FedEx desires USPS to perform and USPS is willing to provide the USPS Services (as such term is defined in this Agreement) to FedEx.

FOR AND IN CONSIDERATION of the mutual covenants contained in this Agreement, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

For purposes of this Agreement and its Exhibits, the following terms shall have the following meanings:

a) "ADVERTISEMENT" means a free or paid mass or targeted communication under the control of a party intended for the general public or a specific potential or existing customer, the ultimate purpose of which is to promote the sale of such party's products or services, including, but not limited to, television, radio and internet commercials, out-of-home ads (e.g., billboards, sports stadium displays, transit signs), direct mail ads, print ads and free standing inserts in newspapers, magazines, and electronic media.

b) "AFFILIATE" means an entity that Controls or is directly or indirectly Controlled by a Party or is under joint Control with a party that Controls. An Affiliate is also an entity that is under the common Control of another entity that also Controls a Party.

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c)   "CONTROL" or "TO CONTROL" with respect to an entity shall mean ownership of more than 50% of the capital stock or equity interest and voting control of any entity and the power to designate a majority of the board of directors of such entity.

d) "DROP BOX" means a receptacle for the acceptance of packages by customers using FedEx Express services.

e) "GOVERNMENTAL BODY" means any federal, state or local jurisdiction, government, or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

f) "LEGAL REQUIREMENT" means any federal, state, local or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, policy, procedure, directive, binding guideline or interpretation, or treaty.

g)   [*]

h) "OPERATING SPECIFICATIONS" means the description of the services to be provided by USPS and the responsibilities and obligations of each of the parties in connection therewith as set forth in Exhibit A to this Agreement.

i) "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Body.

j) "OVERNIGHT" means a domestic package delivery service with a published same or next business day delivery commitment; or FedEx international express services, except FedEx International Economy Service-REGISTERED TRADEMARK-; or international delivery services with delivery commitments comparable to those of FedEx international express services, with the exception of FedEx International Economy Service-REGISTERED TRADEMARK-.

k) "PACKAGE" means any box or envelope that is accepted by FedEx for delivery to the consignee.

l) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

m) "POST OFFICE LOCATION" means any post office, station, or branch which is open to the public and staffed by USPS employees.

n) "PROCEEDING" means any action, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.


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o)   "SHIPMENT" means all Packages moving on an individually processed Airbill or package tracking label.

p) "USPS SERVICES" means the services described in the Operating Specifications to be provided by USPS to FedEx.

                                    ARTICLE 2

                                  USPS SERVICES

FedEx wishes USPS to provide the USPS Services and USPS hereby agrees to perform the USPS Services. The parties acknowledge and agree that USPS is furnishing the USPS Services to FedEx on a non-exclusive basis and may furnish such USPS Services to any other overnight carrier with National Reach under substantially similar conditions, but not more favorable conditions, than those provided to FedEx under this Agreement.

                                    ARTICLE 3

                               DISPUTE RESOLUTION

3.1 This Agreement shall be governed by and construed in accordance with Federal Law or, in the absence of applicable Federal Law, the internal laws of the State of New York.

3.2 In the event of any disputes arising out of, or in connection with this Agreement, including any dispute relating to the construction or interpretation of the rights and obligations of the parties hereto, the parties agree to make a good faith effort to amicably resolve any such dispute.

3.3 If the parties are unable to resolve the dispute through negotiations, either party may pursue any available remedies.

3.4     [*]


                                    ARTICLE 4

                             INDEPENDENT CONTRACTOR

The Parties intend that an independent contractor relationship will be created by this Agreement. Each party is interested only in the results of the other party's work and shall not exercise any control over the conduct or supervision of the work or the means of its performance. Each party shall have full responsibility for the collection and payment of its own international, federal, state and local employment-related taxes and contributions, including penalties and interest, insurance, social security, income tax, workers' compensation or any other similar statute. Each party shall indemnify and hold the other harmless for any liability (including taxes, interest, and penalties) resulting from its improper or incorrect tax reporting, withholding, remitting, and similar activities or obligations, or from the failure to file, collect, report or pay any of the above mentioned employment taxes.


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                                    ARTICLE 5

                                      TAXES

5.1 Except as provided in 5.2 below, any and all taxes, excises, fees, duties and assessments whatsoever (including interest and penalties) ("Tax" or "Taxes") imposed on USPS and for which USPS would be primarily liable under applicable law, or for which USPS would be primarily liable but for its sovereign immunity, arising out of the sale or performance of the USPS Services, in any manner levied, assessed or imposed by any government or subdivision or agency thereof having jurisdiction shall be the sole responsibility and liability of USPS. If any government or subdivision or agency thereof attempts to or actually levies, assesses or imposes against FedEx any Tax or Taxes for which USPS would be primarily liable, USPS shall have the sole responsibility of challenging such levy, assessment or imposition, including paying and seeking refund of such Tax and paying the reasonable out-of-pocket expenses of FedEx attributable to such challenge. FedEx shall fully cooperate to assist USPS in challenging such levy, assessment or imposition of Tax.

5.2 USPS' obligations under 5.1 shall not extend to any and all Tax or Taxes imposed on FedEx and for which FedEx is primarily liable under applicable law.

5.3 Nothing in this Article or elsewhere in this Agreement is intended to imply that USPS is subject to any Tax or Taxes.

                                    ARTICLE 6

                                USPS COMPENSATION

As consideration for the performance of the USPS Services, USPS shall receive compensation from FedEx in accordance with Exhibit B.



                                    ARTICLE 7

                                    PAYMENTS

7.1 Payments shall be made in accordance with the payment procedures set forth in Exhibit B to this Agreement. All payments shall be in United States Dollars in current funds.

7.2 In no event whatsoever shall either Party exercise a lien on any Shipment or Drop Box for reason of a claim against the other Party.

7.3 Payment by FedEx is not to be construed, in any manner, as an admission by FedEx of liability to USPS. Payment is not to be construed, in any proceeding, as evidence of entitlement on the part of USPS. FedEx expressly reserves its right to assert a claim under Article 3 for the recovery of any payment, or part of a payment, to which FedEx believes USPS was not entitled. By making payment FedEx is not waiving any claims, defenses or other matters relating to or against USPS.


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                                    ARTICLE 8

                     INFORMATION REPORTING AND VERIFICATION

During the term of this Agreement, FedEx will provide to USPS certain data reports related to Drop Box placements and traffic volumes, as more specifically provided in Exhibit C.


                                    ARTICLE 9

                              OBLIGATIONS OF FEDEX

9.1 FedEx shall remain a company in good standing under the laws of the State of Delaware.

9.2 FedEx shall obtain and keep current all government licenses, permits and approvals as are necessary for FedEx to perform its obligations under this Agreement.

9.3 FedEx shall comply with all laws and regulations that may be applicable to this Agreement and to all transactions and activities to be performed hereunder.

9.4 FedEx shall be immediately relieved of any obligation to perform under this Agreement if it has been determined by a court of competent jurisdiction or by a Governmental Body with subject matter jurisdiction that such performance would be in violation of any applicable law or regulation.

                                   ARTICLE 10

                              DISCLOSURE/TRADEMARKS

[*]

                                   ARTICLE 11

                               OBLIGATIONS OF USPS

11.1 USPS shall obtain and keep current all government licenses, permits and approvals as are necessary for USPS to perform its obligations under this Agreement.

11.2 USPS shall comply with all laws and regulations that may be applicable to it with regard to this Agreement and to all transactions and activities to be performed hereunder. USPS shall not be required to perform any of its obligations hereunder that have been determined by a court of competent jurisdiction or by a Governmental Body with subject matter jurisdiction to be in violation of any applicable law or regulation.

11.3    [*]


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11.4    USPS shall render all reasonable assistance to FedEx in the placement of
        Drop Boxes pursuant to this Agreement, including but not limited to ensuring that local USPS management are informed of their responsibilities under this Agreement and are instructed to fully cooperate with designated FedEx personnel. USPS shall provide the USPS resources necessary to complete USPS obligations with respect to this Agreement, specifically including those resources needed to implement the obligations set forth in Exhibit A and Exhibit B on a timely basis.


                                   ARTICLE 12

                           LIABILITIES OF THE PARTIES

12.1 Subject to Article 13, USPS shall be liable to FedEx for all Losses (as defined in Article 12.3) to the extent such Losses arise out of or result from (directly or indirectly), or are in connection with:

        (a) any breach by USPS of any of the terms of this Agreement;

        (b) any breach of any representation or warranty made by USPS in this Agreement, the Schedules hereto or any other certificate or document delivered by USPS pursuant to this Agreement;

        (c) any failure by USPS to perform or comply with any of its covenants or obligations under this Agreement; or

        (d) injuries to persons or property on or at USPS's property including but not limited to property where FedEx Drop Boxes are placed pursuant to this Agreement.

         USPS agrees to provide FedEx Drop Boxes the same level of protection from harm that it provides to its own property at Post Office Locations. However, notwithstanding any other provision of this Agreement, USPS is not liable to FedEx for any loss of, or damage to, FedEx Drop Boxes or their contents resulting from the criminal or mischievous acts of anyone other than a USPS employee or agent. FedEx accepts the level of security at Post Office Locations on an "as is" basis and will not assert a cause of action against USPS for lack of adequate security.

12.2 FedEx shall be liable to USPS for all Losses (as defined in Article 12.3), to the extent such Losses arise out of, result from, or are in connection with:

        (a) any breach by FedEx of any of the terms of this Agreement;

        (b) any breach of any representation or warranty made by FedEx in this Agreement, or any other certificate or document delivered by FedEx pursuant to this Agreement;

        (c) any failure by FedEx to perform or comply with any of its covenants or obligations under this Agreement;


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        (d) any third party customer claims arising from or in connection with the loss, damage or delay of any Shipment; or

        (e) any injuries to persons or property caused by FedEx's property (including but not limited to the FedEx Drop Boxes).

12.3 For purposes of this Agreement "Losses" shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, proceedings, demands, charges, damages, impositions, assessments, levies, duties, losses, diminution in value, costs, or expenses (including reasonable attorney fees, expert witness fees, court costs and other costs of investigation and defense) of every kind and nature, whether or not involving a third-party claim, incurred by the party suffering the Losses.

12.4 Neither party shall be liable to the other for the payment of any indirect, special or consequential damages arising as a result of the performance, non-performance or malperformance hereunder.

12.5 The liability of the parties set forth in this Article 12 shall not be the exclusive area of liability of the Parties under this Agreement.


                                   ARTICLE 13

                      RISK OF LOSS; LIMITATION OF LIABILITY

[*]

                                   ARTICLE 14

                         REPRESENTATIONS AND WARRANTIES

14.1    USPS makes the followings representations and warranties:

        (a) The execution and delivery by USPS of this Agreement and the performance by USPS of its obligations hereunder have been duly authorized by all necessary action of USPS, and this Agreement has been executed and delivered by duly authorized officers of USPS.

        (b) No authorization, approval, consent, permit, license, order, designation, or declaration of or filing by or with any Governmental Body under the federal laws of the United States is necessary in connection with the execution and delivery of this Agreement by USPS and the consummation of each of the transactions contemplated hereby. As promptly as possible after the date of this Agreement, USPS will make all notices and/or filings required by Legal Requirements to be made by USPS in order to consummate the transactions contemplated by this Agreement, and, as promptly as possible after the date of this Agreement, USPS will cooperate with FedEx with respect to any and all notices and/or filings that FedEx is required by Legal Requirements to make.


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        (c) To the best of the USPS' knowledge, there is no Proceeding pending that challenges, or that prevents, delays, makes illegal, or otherwise interferes with, this Agreement and the transactions contemplated hereunder.

        (d) To the best of the USPS' knowledge, there is no Order to which USPS is subject that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interferes with, this Agreement and the transactions contemplated hereunder.

        (e) To the best of USPS' knowledge, there is no constitutional, statutory, common law, or other basis on which USPS could terminate this Agreement that would not be available to a private party. USPS shall not assert the defense of sovereign immunity to a claim brought by FedEx under this Agreement

14.2    FedEx makes the following representations and warranties:

        (a) The execution and delivery by FedEx of this Agreement and the performance by FedEx of its obligations hereunder have been duly authorized by all necessary corporate or other action of FedEx, and this Agreement has been executed and delivered by duly authorized officers of FedEx.

        (b) No authorization, approval, consent, permit, license, order, designation, or declaration of or filing by or with any Governmental Body under the federal laws of the United States is necessary in connection with the execution and delivery of this Agreement by FedEx and the consummation of each of the transactions contemplated hereby. As promptly as possible after the date of this Agreement, FedEx will make all notices and/or filings required by Legal Requirements to be made by FedEx in order to consummate the transactions contemplated by this Agreement, and, as promptly as possible after the date of this Agreement, FedEx will cooperate with USPS with respect to any and all notices and/or filings that USPS is required by Legal Requirements to make.

        (c) To the best of FedEx's knowledge, there is no Proceeding pending that challenges, or that prevents, delays, makes illegal, or otherwise interferes with, this Agreement and the transactions contemplated hereunder.

                                   ARTICLE 15

                              TERM AND TERMINATION

15.1    INITIAL TERM

         This Agreement shall commence on January 10, 2001 and shall expire on June 8, 2008. Not later than eighteen (18) months prior to the expiration date, the Parties shall commence discussions with a view to renewing this Agreement. The Parties shall agree not later than twelve
         (12) months prior to the expiration of this Agreement whether this Agreement shall be renewed. If the parties have not agreed to renew this Agreement by such date, this Agreement shall expire in accordance with its terms.

15.2    [*]

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                                   ARTICLE 16

                                EVENTS OF DEFAULT

16.1 The occurrence of any one or more of the following events (the "Events of Default") will constitute a default and breach of this Agreement:

    (i) Failure by either Party to pay any fee, reimbursable or other payment due pursuant to this Agreement and the continuance of that failure for more than thirty (30) days after the date on which the payment was due;

    (ii) Failure of either Party to observe or perform any of the material covenants, conditions or provisions of this Agreement, other than the late payment of fees, reimbursables or other payments, where the failure continues for a period of sixty (60) days after the defaulting Party's receipt of notice of such failure; or

    (iii) Failure of either Party to observe or perform its obligations in accordance with the provisions of Section 10.1 of this Agreement.

16.2    Upon the occurrence of an Event of Default specified in Sections 16.1
        (i), (ii) or (iii) the non-defaulting Party may exercise and shall be entitled to any remedies available to it in law or equity, including the right to terminate this Agreement in whole, without demand or judicial resolution, by written notice effective upon three hundred sixty-five
        (365) days notice to the defaulting party.

16.3 Upon the occurrence of an Event of Default specified in Section 16.1(iii), the defaulting Party will immediately discontinue all use of the Public Statement or Advertisement identified in the notice of default.


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                                   ARTICLE 17

                                 CONFIDENTIALITY

17.1 During the term of this Agreement and until the earlier of five (5) years after such termination or until such time as the information is no longer confidential as described in Article 17.2, each Party shall treat as confidential and appropriately safeguard and shall not use for the benefit of any person or corporation other than the other Party:

        (i) written information identified in writing as confidential or oral information promptly confirmed in writing as being confidential, including such information disclosed by the Parties during negotiations preceding the execution of this Agreement;

        (ii) written information or oral information promptly confirmed in writing as confidential pertaining to a Party's business or assets which is received at any time from a Party or its Affiliates;

        (iii) any information or knowledge concerning the methods of operation, promotion, sale, or distribution used by a Party or its Affiliates which may be communicated to the other Party or its Affiliates or which a Party may otherwise acquire by virtue of its performance of this Agreement, including but not limited to FedEx customer information; or

        (iv) any information that the recipient of which actually knows or should reasonably have known is confidential or proprietary to the other party, including but not limited to information related to FedEx or USPS product mix.

17.2    Information shall not be considered confidential if it is:

        (i)   Generally known to the trade or public;

        (ii) Rightfully possessed by a Party prior to the date of this Agreement;

        (iii) Received by a Party from a third party which rightfully possesses it;

        (iv)  Independently developed by the other Party; or

        (v) Releasable pursuant to Postal regulations addressing how information is maintained by USPS. Those regulations are contained at 39 CFR Part 265.

17.3 PERMITTED RELEASE: USPS and FedEx will not voluntarily release or disclose Confidential Information to any other person, except, as appropriate, to contractors and consultants used to implement this Agreement, and to their outside auditors and attorneys. USPS and FedEx are also permitted to release Confidential Information requested by Congress or by any agency, branch, or other component of the United States Government in the appropriate exercise of its oversight or investigatory jurisdiction. Before releasing information in response to such a request, a party will provide the other party with advance notice of the impending release and, to ensure against

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        further dissemination or disclosure by the requester, must include a restrictive legend on all released information. Notwithstanding the preceding sentence, if a federal law enforcement agency lawfully demands the release of Confidential Information and advance notice is impracticable, the disclosing party will immediately notify the other party after such release.

17.4 REQUIRED RELEASE: Permission from the other party shall not be necessary for disclosures to any federal, state or local governmental body, or to a requester seeking documents under the Freedom of Information Act, 5 U.S.C. Section 552, provided such disclosures are required by applicable law or regulation. Before releasing confidential information in response to such a request, a party must provide the other party with advance notice of the impending release, and, to ensure against further dissemination or disclosure by the requester, must include a restrictive legend on all released information.


                                   ARTICLE 18

                                  FORCE MAJEURE

Each Party shall be excused from performance under this Agreement resulting in whole or in part from any of the following: perils of the air, public enemies, criminal acts of any person or entity, public authorities acting with actual or apparent authority (including U. S. Postal Inspectors), civil commotion, hazards incident to a state of war, local or national weather conditions, national or local disruptions in transportation networks or operations (of any mode) of FedEx or any other entity, strikes or anticipated strikes of FedEx, USPS or any other Person, natural disasters, disruption or failure of communication and information systems, or any conditions that present a danger to each Party's personnel. Notwithstanding, if an event of force majeure prevents USPS from performing the USPS Services, in whole or in substantial part (affecting not less than five hundred (500) Drop Boxes) for more than fourteen (14) consecutive days, FedEx shall be entitled to a pro-rata reduction in the Drop Box Fees, retroactive to the first day of the event of force majeure.

                                   ARTICLE 19

                                ENTIRE AGREEMENT

This Agreement, together with all Exhibits, constitute the entire agreement and understanding between the Parties in connection with the subject matter described, and supersedes and cancels all previous negotiations, commitments and writings related to the subject matter.

                                   ARTICLE 20

                           AMENDMENTS OR MODIFICATIONS

In order to be binding upon USPS or FedEx any amendment, extension or renewal of this Agreement must be in writing and signed by an Officer of USPS authorized to bind the USPS and by an officer of FedEx authorized to bind the company.



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                                   ARTICLE 21

                                   ASSIGNMENT

Neither Party shall, directly or indirectly (whether by succession, merger, or otherwise) assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, without the prior written approval of the other (provided that FedEx may assign this Agreement to any of its Affiliates without first obtaining such consent).

                                   ARTICLE 22

                                WAIVER OF BREACH

No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.

                                   ARTICLE 23

                                     NOTICES

Any notice, report, demand, acknowledgement or other communication which under the terms of this Agreement or otherwise must be given or made by either Party, unless specifically otherwise provided in this Agreement, shall be in the English language and in writing, and shall be given or made by express delivery service with proof of delivery, Certified Mail (return receipt requested), facsimile with acknowledgement of receipt/proof of receipt, or personal delivery, addressed to the respective parties as follows, or as the Parties may otherwise notify each other:

To USPS:      Vice President, Retail, Consumers & Small Businesses
              U.S. Postal Service
              1735 N. Lynn St.
              Arlington, VA  22209

              With a copy to:

              General Counsel
              U.S. Postal Service
              475 L'Enfant Plaza, S.W.
              Washington, DC  20260

To FedEx:     Executive Vice President
              Operations & System Support
              Federal Express Corporation
              3610 Hacks Cross Road
              Building A, 3rd Floor
              Memphis, TN 38125

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              With a copy to:

              Senior Vice President & General Counsel
              Federal Express Corporation
              3620 Hacks Cross Road
              Building B, 3rd Floor
              Memphis, TN  38125

Such notice, report, demand, acknowledgement or other communication shall be deemed to have been given or made in the case of express delivery service with tracking and tracing capability on the date of signature of the proof of delivery, in the case of Certified Mail on the fifth business day in the place of receipt after the date sent, in the case of telex and facsimile on the date of the acknowledgement of receipt/proof of receipt and in the case of personal delivery upon receipt evidencing such delivery.

                                   ARTICLE 24

                                  SEVERABILITY

24.1 If any term, provision, covenant or condition of this Agreement is held by a court or board of competent jurisdiction to be invalid or unenforceable, or the actions of a Governmental Body have the effect of causing a term, provision, covenant or condition of this Agreement to be invalid, the remainder of the provisions shall continue in full force and effect unless the rights and obligations of the parties have been materially altered or abridged by such invalidation or unenforceability.

24.2 If this Agreement is materially altered or abridged, then USPS and FedEx will meet to negotiate in good faith to reach a mutually satisfactory modification to this Agreement. If the Parties are unable to reach a mutually satisfactory modification within thirty (30) days of the effective date of the Order, then either Party may elect to treat such alteration or abridgement as a court ordered termination of this Agreement.

                                   ARTICLE 25

                           ORDER OF PRECEDENCE CLAUSE

Any inconsistency in the provisions of this agreement will be resolved by giving precedence in the following order:

a.      Clauses of the Agreement.

b.      Provisions contained in the Exhibits



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IN WITNESS WHEREOF, the Parties have signed this Agreement in duplicate, one for each of the parties, as of January 10, 2001.



                                   UNITED STATES POSTAL SERVICE



                                   By:      /s/ Patricia M. Gibert
                                           ---------------------------

                                           Title: Vice President, Retail,
                                           Consumers & Small Businesses



                                   FEDERAL EXPRESS CORPORATION



                                   By:      /s/ Leonard B. Feiler
                                            ---------------------------

                                            Title: Senior Vice President,
                                            Central Support Services




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                                    EXHIBIT A

                           OPERATIONAL SPECIFICATIONS


1.      PLACEMENT OF DROP BOXES

          1.1.   FedEx may place a Drop Box at any Post Office Location.

          1.2. Wherever feasible, FedEx Drop Boxes will be installed out of doors. If no outdoor location is feasible, and if conditions permit, the USPS will provide space inside a Post Office Location for installation of a Drop Box or an appropriately sized slot.

          1.3. FedEx and USPS officials will agree upon the siting of Drop Boxes on a facility-by-facility basis. The site selection process will take the following factors into account:

                 1.3.1. No other drop box or collection box will be placed in front of the FedEx Drop Box, or no closer than 36 inches on either side;

                 1.3.2. FedEx Drop Boxes will be placed so as to provide a safe and unencumbered environment for customers, FedEx couriers, and representatives;

                 1.3.3.  Safety, lighting, and visibility;

                 1.3.4. High customer traffic, parking, traffic flow, and ease of access;

                 1.3.5.  Applicable local ordinances;

                 1.3.6. FedEx Drop Boxes will be visible, and unobstructed from view or access; and

                 1.3.7. No other device, box or material may be placed on, attached to, or removed from the FedEx Drop Box, without prior written consent of FedEx.

          1.4. FedEx Drop Boxes may not be removed or relocated without the prior written consent of FedEx, except in case of emergency. Following any such emergency removal or relocation, USPS will promptly notify FedEx and work with FedEx to facilitate redeployment of such box as quickly as possible;

          1.5. FedEx and the USPS will agree on a process for determining the proper siting of Drop Boxes and for resolving any disputes that may arise between the parties.

          1.6. FedEx will be solely responsible for determining whether any local ordinances apply to the placement of Drop Boxes at a particular Post Office Location, for complying with such ordinances, and for paying any costs associated with complying with such ordinances.

          1.7. Installation of FedEx Drop Boxes may begin no earlier than 30 days after the Agreement is signed by both parties.

2.      DIMENSIONS AND DESIGN OF DROP BOXES

          2.1. FedEx Drop Boxes may not exceed the following dimensions: 53 inches in height, 27 inches in width, and 30 inches in depth.

          2.2. If FedEx wishes to materially alter the design of Drop Boxes to be installed at Post Office Locations, FedEx will submit a proposed new design to the USPS for prior approval. The USPS may disapprove a design change only if it reasonably believes the change would: (a) increase one of the dimensions beyond the parameters set forth in clause 2.1, or (b) create a significant problem with regard to safety, security, or customer confusion.

3.      OPERATIONS

          3.1. FedEx is solely responsible for retrieving packages from its Drop Boxes. The USPS will not interfere with the ability of FedEx customers to deposit packages in FedEx Drop Boxes or the ability of FedEx personnel to retrieve packages from these boxes.

          3.2. The USPS will not be responsible for any actions by a third party that might have an impact on a FedEx Drop Box at a Post Office Location, unless the third party is acting under the direction and control of the USPS.

          3.3. FedEx is solely responsible for the costs and labor of Drop Box installation and maintenance, including the stocking of envelopes and labels. The USPS will not maintain supplies for FedEx.

          3.4. To avoid upsetting customers, USPS employees may allow customers to mistakenly hand FedEx Packages to them. However, USPS employees will not weigh or rate FedEx packages or respond to customer inquiries regarding FedEx service features.

          3.5 FedEx and the USPS will jointly develop procedures for exchanging packages and mail mistakenly deposited in each other's collection boxes or tendered to each other's personnel. Recognizing that customers of both FedEx and the USPS will from time to time mistakenly deposit packages or mail into the wrong Drop Box for the service selected, the following process must be followed by each respective organization:

                 (a) As soon as a pick up carrier or courier discovers that Packages have been deposited into the wrong Drop Box or collection box, he or she will immediately transfer the Packages to the correct receptacle. If the pick up time has already occurred for the correct Drop Box or collection box, meaning the package will not "go out" on the day deposited, USPS will call the local FedEx dispatch office, whose phone number will be provided by FedEx and kept on file by the local Post Office.

                 (b)     [*]

4.      Operational Procedures

          4.1 Standard Operational Procedures will be developed and agreed to by both parties. These Operational procedures will be maintained, and signed off on by:

                 -       For FedEx, the Managing Director of Retail Operations

                 -       For the USPS, the Manager, Retail Operations

          4.2 A quarterly business review meeting or conference call will take place during the term of this Agreement, held by the above mentioned representatives, and /or their designees, to review operational issues, concerns, and in general the operational performance of this program.

          4.3    FedEx Drop Box Placement Process for USPS Locations

                 4.3.1 The USPS will create internal communications pieces for the local USPS Postmaster, Branch Manager, Station Manager and anyone else impacted by the Drop Box placements, reinforcing the existence of the Drop Box program, what to expect and the duty of USPS and FedEx personnel to cooperate in placement of FedEx Drop Box at USPS Post Office Locations. This communication will outline general guidelines and responsibilities of both FedEx and USPS personnel and the process for site selection and box installation.

                 4.3.2 A FedEx Retail Account Executive will make contact with the USPS installation contact person (postmaster, branch manager).

                 4.3.3 A FedEx Retail representative and USPS installation contact person will cooperatively determine the specific placement of the Drop Box.

                 4.3.4 A copy of the FedEx placement order will be left with USPS personnel with placement specifics.

                 4.3.5 Then FedEx will proceed with normal Drop Box placement process.

                 4.3.6 Then, a FedEx vendor will contact the USPS Installation contact person to coordinate installation.

          4.4    FedEx Drop Box Placement Responsibilities

                 4.4.1 USPS shall be responsible for the following activities with respect to the Drop Box:

                         Snow/ice removal
                         Landscaping/maintenance of the adjacent property Good neighbor vigilance
                         Calling the FedEx Hotline [*] when appropriate

                 4.4.2 FedEx shall be responsible for the following activities with respect to the Drop Box:

                         Daily pick up
                         General mechanical repair/maintenance
                         Removal/relocation
                         Site restoration
                         Supplies
                         Marketing material
                         Good Neighbor Vigilance


                 4.4.3 Operational Exceptions. USPS shall instruct its local personnel to contact FedEx at [*] to address operational exceptions that may arise (damaged boxes, graffiti, etc.).

          4.5    Drop Box Removals

                 FedEx may remove or replace the Drop Box from any Post Office Location during the term of this Agreement. Upon the expiration or early termination of this Agreement, FedEx and USPS will coordinate the orderly removal of all Drop Boxes from Post Office Locations. [*]

          4.6    Post Office Location Openings and Closures

                 USPS will notify FedEx as soon as possible after a decision has been made to open, close or relocate a Post Office Location. Unless an emergency, such as a fire or flood, compels USPS to close a Post Office Location, USPS will notify FedEx not later than ninety (90) days in advance of the implementation date of any such decision.

                                    EXHIBIT B


                          DEPLOYMENT AND PRICE SCHEDULE

                                       [*]

                                    EXHIBIT C

                     INFORMATION REPORTING AND VERIFICATION



REPORT                                            REPORTING PERIOD
Start date/# Drop Boxes/Tier                      Monthly

[*]                                               [*]

Overnight volume                                  Monthly

Deferred Baseline volume                          One time end of Year 3

[*]                                               [*]


Prior to or during the operations tests described in Exhibit B to this Agreement, FedEx will provide USPS and USPS consultants a detailed demonstration of the data collection system that will be used in generating these reports. [*]






* BLANK SPACES CONTAINED CONFIDENTIAL INFORMATION WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.